UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2010

NET TALK.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	000-53668	20-4830633
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 NW 163rd Drive, Suite 3, N. Miami Beach, Florida 33169
(Address of principal executive offices)               (Zip code)

(305) 621-1200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On February 24, 2010, we entered into a $5,000,000 Security Purchase Agreement with an accredited institutional investor. Pursuant to the agreement, we have issued Series A Convertible Preferred Stock and warrants exercisable for shares of our common stock.

In addition to the issuance of Series A Convertible Preferred Stock, the agreement provided for amending existing Debentures, previously reported.

SERIES D COMMON STOCK PURCHASE WARRANT

ITEM 3.02	SALE OF UNREGISTERED SECURITIES.

Purchase and Sale of the Securities.  Pursuant to a  Securities Purchase Agreement dated February 24, 2010, previously filed and reported, the Company has issued and sold to the Purchaser, the Series A Preferred Stock shares and Warrants for $5,000,000 in cash, $3,000,000 previously reported and $2,000,000 funded on October 25, 2010.

Warrant No.: D – 4 to Purchase 8,000,000 Shares of Common Stock of NetTalk.com. Inc.

The SERIES D - 4 COMMON STOCK PURCHASE WARRANT certifies that, for value received, Vicis Capital Master Fund, is entitled to subscribe for and purchase from NetTalk.com, Inc., up to 8,000,000 shares (Warrant Shares”) of Common Stock, par value $.001 per share, of the Company common stock.

The Company is relying on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for the issuance of these securities, which exemption the Company believes is available because the securities were not offered pursuant to a general solicitation and the status of the holders of the securities as "accredited investors" as defined in Regulation D under the Securities Act.

The preceding is a summary of the terms of the transaction(s) described, and is qualified    in its entirety by reference to the actual instruments and agreements, previously filed and reported.

Item9.01.	Financial Statements and Exhibits – NONE.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Net Talk.com, Inc.

By:	/s/ Anastasios Kyriakides
Name:	Anastasios Kyriakides
Title:	Chief Executive Officer
Dated:	October 28, 2010